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FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Joseph H. Stegmayer                         Colleen T. Bauman
Chief Financial Officer                     Investor Relations
(248) 340-9090                              (248) 340-7731

                           CHAMPION ENTERPRISES, INC.
                               COMMENTS ON OUTLOOK

         AUBURN HILLS, MICH., JUNE 16, 2000--CHAMPION ENTERPRISES, INC.
(NYSE: CHB), the nation's leading housing manufacturer, today announced that it expects to be in line with consensus estimates for its second quarter ending July 1, 2000. The First Call consensus estimate for the quarter is $0.05 per share. This amount compares to $0.59 per share in the second quarter of 1999. Revenues are expected to be an estimated $520 million, down from $665 million a year ago.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "Tightened consumer credit standards, increased industry repossessions, higher interest rates, and high industry retail inventory levels continue to negatively impact near term results. In response to challenging and unpredictable industry conditions, during the quarter we closed manufacturing facilities in Talladega, Alabama and Gulfport, Mississippi. If necessary, we will further consolidate production to keep capacity in line with demand.

         "Our second quarter margins will be adversely affected by lower wholesale and retail sales volume. Plant closing costs are expected to be partially offset by unrelated insurance gains. With these weak industry conditions, which could continue into early next year, earnings and sales estimates for the year are extremely difficult to predict," Young said.

         Champion also announced that it has received bank approval and is finalizing documentation to amend its revolving credit facility, through which the company will reduce the facility from $200 million to $100 million and receive more flexible terms from its lenders. The company stated that it believes the $100 million facility, along with anticipated cash flows and inventory financing availability, should provide adequate funds to meet its expected liquidity needs. The company currently has $31 million of letters of credit and $5 million of borrowings outstanding under the facility.



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CHB/2

          In addition, Champion announced that it has suspended its February 1999 share repurchase program. To date, the company has repurchased 1.9 million of the 3.0 million shares approved for repurchase under the program. Young commented, "We will not be repurchasing additional shares so that we can maintain a solid balance sheet and positive cash flow.

         "Tough conditions, as well as concerns about inventory financing availability for retailers, continue to hurt the industry," said Young. "We are encouraged that business practices are improving, which should make for a stronger industry in the long term.

         "We are pleased that our company-owned stores and independent retail locations are reducing inventories and that we are gaining wholesale and retail market share. Champion is meeting the need for quality, affordable housing. Wholesale market share improved in the first quarter of 2000 to 21.2% from 19.9% in 1999. Our retail market share including company stores and independent retailers is now about 19.9%, up from 18.5% a year ago," Young said.

         "In addition to improving business practices and strengthening our share of traditional core markets, we are targeting new consumer segments. Our Target 2000 Developer Series continues to generate much interest and to be well received by builder/developers and consumers. We are also excited about our Internet strategy and website, which links to independent retailers and developers and allows us to market our homes to new customers who may not have considered the quality and value of a Champion home. We are positioning the company for long-term growth and to expand our share of the overall housing market," Young concluded.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.4 million homes since the company was founded. The company operates 58 homebuilding facilities and 289 retail stores. In addition, its homes are sold by over 1,000 locations that have joined the Alliance of Champions marketing program. Further information can be found using the company's website at championhomes.net.

         This news release contains certain statements, including earnings, revenues, and cash flow forecasts, assessments of current industry conditions, long-term prospects, initiatives to implement change, marketing and expansion strategies, and the adequacy of funds to meet liquidity needs, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and this discussion regarding risk factors is incorporated herein by reference.

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